Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS PROVIDES COMMENTS ON THE IMPACT OF

HURRICANES AND RECENT EVENTS IN THE FINANCIAL MARKETS

PEMBROKE, BERMUDA, October 7, 2008. IPC Holdings, Ltd. (NASDAQ: IPCR) today announced that it currently estimates that the combined net negative impact of hurricanes Gustav and Ike on the Company's third quarter net income is expected to be approximately $90 million, with the majority of these estimated losses attributable to hurricane Ike, based on a $12 billion estimated total industry loss. Net negative impact includes the sum of estimates of net claims and claim expenses incurred, net of reinstatement premiums. This initial assessment of losses is based on a combination of our analysis and review of industry market loss estimates, in-force contracts, the output of catastrophe modeling and a limited number of loss advices from clients. Given the magnitude and recent occurrence of these events, delays in receiving claims data, the contingent nature of business interruption and other exposures, and other uncertainties inherent in loss estimation, meaningful imprecision remains regarding losses from these events. Accordingly, the Company's actual ultimate net losses from these events may vary materially from this preliminary estimate.

In connection with recently publicized developments in the financial markets, IPC also commented on its exposure to several specific counterparties. At September 30, 2008 IPC had direct holdings of fixed maturity securities issued by Lehman Brothers Holdings Inc. and its subsidiaries (“Lehman Brothers”) of $11.2 million (par value) within its fixed maturity investment portfolio. In addition, as of that date, IPC had direct holdings of fixed maturity securities issued by Morgan Stanley, The Goldman Sachs Group, Inc., and Wachovia Corp. and their respective subsidiaries, of $28.5 million, $33.0 million and $12.0 million (par values), respectively. The Company has no direct holdings of fixed maturity securities issued by American International Group, Inc. and its subsidiaries (“AIG”) or Washington Mutual, Inc. and its subsidiaries (“WaMu”). The Company has only a small amount of indirect exposure to preferred or common shares issued by Lehman Brothers, AIG, WaMu, the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). This exposure results from our former investment in a Vanguard fund which seeks to replicate the returns of the S & P 500 Index (“Vanguard Fund”) and in a fund of hedge funds. During the third quarter of 2008, IPC’s investments in equity funds performed broadly in line with the major North American market indices. This includes performance of our investment in the fund of hedge funds through August 31, 2008. Our investment in the Vanguard Fund was redeemed on September 12, 2008.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. Important factors that could cause actual events or results to differ materially from our expectations regarding the impact of Hurricane Ike, include the total size of the insured industry loss and coverage issues. A non-exclusive list of other important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our estimates; (b) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (c) the effect of competition on market trends and pricing; (d) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (e) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Executive Vice President and Chief Financial Officer

Telephone:         441-298-5100